Exhibit 2.6

26th July 2016

ASX Market Announcements

By email: tradinghaltsperth@asx.com.au

Dear Sir/Madam,

VOLUNTARY SUSPENSION REQUEST
PALADIN ENERGY LIMITED (ASX: PDN)

Pursuant to ASX Listing Rule 17.2, Paladin Energy Limited (the Company) requests that the ASX grant a voluntary suspension from trading of its securities, effective immediately, due to an ASX request for clarification and additional information in relation to the announcement dated 21 July 2016 entitled “Strategic Process Achieves Agreements to Raise Over US$200M”.

The company requests that the voluntary suspension remain in place until the commencement of normal trading on Friday 29th July 2016 or when the ASX request for further clarification in respect to the above referred announcement is provided.

The company is not aware of any reason why the voluntary suspension should not be granted.

Yours faithfully,

Paladin Energy Ltd

RANKO MATIC
Group Company Secretary

Level 4, 502 Hay Street, Subiaco Western Australia 6008    Postal: PO Box 201, Subiaco Western Australia 6904
Tel:  +61 (8) 9381 4366 Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au